PRODUCT DEVELOPMENT AGREEMENT

6 **THIS PRODUCT DEVELOPMENT AGREEMENT** is made and entered into as of the ___ day of November, 2015, between Cipherloc Corporation, a Texas corporation, located at 1291 Galleria Drive, Suite 200 Henderson, NV 89014 ("CIPHERLOC") and Security Identification Systems Corporation **with** offices at 3595 Fiscal Court, West Palm Beach, FL 33404 ("SISCO"). Individually referred to as a Party and collectively as the Parties.

WHEREAS, CIPHERLOC has developed and patented innovative and revolutionary new type of encryption technology with five international patents and two US patents pending and is the industry's first "Polymorphic Cipher Engine", called CipherLoc®. It is the first secure commercially viable advanced "Polymorphic Key Progression Algorithmic Cipher Engine" (PKPA). This morphing cipher can be used in any commercial data security industry and/or in sensitive applications: Banks, Financial transactions, Credit Cards, Securities, Stock and Bonds transactions, Emails, Phones, tablets, Servers and or computers; and

WHEREAS, SISCO is a pioneering security solutions provider in the specialty area of Identity Management (IM). The Company provides technically advanced products that rapidly identify, credential, and track employees, students, vendors, visitors, and/or the general public into and out of buildings, facilities, vessels, special events, and literally any place where access is restricted; and

WHEREAS, CIPHERLOC desires to develop a new product specifically designed to enhance SISCO'S identification products and after the product is successfully proven for a period of one year CIPHERLOC will grant a license to SISCO to sell said product in conjunction with its line of identification products; and

WHEREAS, SISCO wishes to accept product development upon the terms described herein and enter into such an arrangement with CIPHERLOC.

NOW, THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the parties as fellows:

1. <u>Definitions</u>

For purposes of this Agreement, and in addition to those terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below unless the context dictates otherwise.

1.1 "Confidential **Information**" Each party acknowledges that it may receive Confidential Information from the other party. Confidential Information means any information, technical data or know-how, including, without limitation, that which relates to computer software programs or documentation, specifications, source code, object code, research, inventions, processes, designs, drawings, engineering, products, services, customers, sales leads, markets or finances of the disclosing party which is identified as confidential at the time of disclosure. Confidential Information shall be treated as confidential if it is disclosed in documentary or tangible form marked "Confidential" or, in the case of disclosures made orally or by visual inspection, identified as "Confidential" at the time of disclosure. Each party agrees that all Confidential

Information of the other party shall be held in strict confidence and shall not be disclosed or used without the express prior written consent of the other party. The receiving party shall exercise at least the same degree of care, but not less than reasonable care, to safeguard the Confidential Information of the disclosing party as the receiving party would exercise to safeguard similar information of its own. The receiving party shall not disclose the disclosing party's Confidential Information, or any part or parts thereof, to any of its employees, agents, or contractors except on a "need to know" basis. Confidential Information shall not include any information (i) already in the possession of the receiving party; (ii) received without an obligation of confidentiality; (iii) independently developed by the receiving party without use of the disclosing party's Confidential Information; (iv) in the public domain; (v) authorized for disclosure by the disclosing party; (vi) disclosed by order of law or court order; or (vii) released without restriction by the disclosing party.

1 .2 " **Developed Product**" shall mean any inventions, discoveries, information, knowledge, improvements or modifications related to the practice of the Product which is developed by CIPHERLOC during the term of this Agreement.

2. Development Program.

2.1 **Conduct of the Parties**. CIPHERLOC shall use commercially reasonable efforts to develop the product with the full cooperation of SISCO.

2.2 **Compliance**. The development of the product shall be performed by in accordance with all applicable laws, rules, and regulations.

2.3 **Intellectual Property Rights**. All Products, Product Improvements, Product Know-How, all intellectual property rights related to the Developed Product and/or documentation shall be the property of CIPHERLOC and SISCO shall not acquire any rights of any kind whatsoever with respect to the Product.

2.4. **Reseller Agreement**. On July 30, 2015 the parties entered into a Reseller Agreement wherein SISCO agreed to sell CIPHERLOC'S products and services. The Developed Product shall be included in said Reseller Agreement to be sold with SISCO'S products as an interface with the CIPHERLOC technology included in the Reseller Agreement a copy of which is attached hereto and by reference herein incorporated.

2.5. **Confidential Information** The Parties shall keep in strict confidence, using commercially reasonable measures at least as strict as applies to their own proprietary and/or confidential information of a similar nature, and not disclose or make available to third parties, nor make any use of, Confidential Information except (i) with the prior written consent of the non-disclosing Party or (ii) for purposes of preparing to perform or performing under the Reseller Agreement. The parties recognize and agree that remedies at law for breach of the provisions may be inadequate and the non-disclosing Party shall, in addition to any other rights, which it might have, be entitled to seek injunctive relief. The obligations of this paragraph shall survive termination of this Agreement.

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3. <u>Term and Termination.</u>

3.1 Unless terminated earlier in accordance with Sections 5.2 or 5.3 below, this Agreement shall terminate on the completion of the Development Program.

3.2 Without prejudice to any other rights it may have hereunder or at law or in equity, CIPHERLOC may terminate this Agreement immediately by written notice to SISCO upon the occurrence of any of the following:

(a) SISCO becomes insolvent, an order for relief is entered against SISCO under any bankruptcy or insolvency laws or laws of similar import; (b) SISCO makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business; or

(c) after thirty (30) days' written notice from the terminating party without cure by SISCO of any material breach of this Agreement by SISCO.

3.3 Without prejudice to any other rights it may have hereunder or at law or in equity, SISCO may terminate this Agreement, as determined by SISCO in its sole discretion, immediately by written notice to CIPHERLOC upon the occurrence of any of the following:

(a) CIPHERLOC becomes insolvent, an order for relief is entered against CIPHERLOC under any bankruptcy or insolvency laws or laws of similar import; (b) CIPHERLOC makes an assignment for the benefit of its creditors or a receiver or custodian is appointed for it or its business is placed under attachment, garnishment or other process involving a significant portion of its business;

(c) after thirty (30) days' written notice from SISCO without cure by CIPHERLOC of any material breach of this Agreement by CIPHERLOC

4. **<u>Waiver</u>**. It is agreed that no waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

5. **<u>Assignment</u>**. This Agreement is binding upon and shall inure to the benefit of SISCO and CIPHERLOC, and their successors and assigns. This Agreement shall not be assignable or otherwise transferable by either party without the prior written consent of the other, which consent shall not be unreasonably withheld.

6. **<u>Independent Contractor Status</u>**. The Parties, for all purposes related to this Agreement, shall be deemed an independent contractor of each other, and nothing in this Agreement shall be deemed to create a relationship of employment or agency or to constitute the parties as partners or joint venture partners.

7. **<u>Notices</u>** All notices or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given either when delivered personally, by confirmed facsimile transmission, or five (5) days after being placed, properly addressed to the addresses set forth above with first class, postage prepaid, return

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receipt requested, in the United States mail, or sent by registered airmail, properly addressed to the addresses set forth above, postage prepaid and return receipt requested. Notice of change of address shall be given by written notice in the manner detailed in this Section.

8. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to principles of conflicts of law.

9. **Complete Agreement**. This Agreement and the Exhibits hereto (including the Reseller Agreement) contain the entire agreement between the parties. No amendments or modifications to this Agreement shall be effective unless made in writing and signed by authorized representatives of both parties.

10. **Force Majeure**. Neither party will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the non-performing party uses reasonable commercial efforts to avoid or remove such causes of nonperformance and continues performance hereunder with reasonable dispatch whenever such causes are removed.

IN WITNESS WHEREOF, Cipherloc, Inc., and Security Identification Systems Corporation have executed this Agreement, by their respective officers hereunto duly authorized, the day and year first above written.

Cipherloc INC.	**Security Identification Systems Corporation**
By: [signature]	By: [signature]
[Signature]	[Signature]
Michael De La Garza	Anthony Zagami
	[Type/Print Name]
Title: President/CEO	Title: Chief Executive Officer
Date: November , 2015	Date: November ,2015